Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2011 is presented on a pro forma basis to give effect to (i) the acquisition of Donlen Corporation (“Donlen”) by The Hertz Corporation, a Delaware corporation (“Hertz”), (ii) the acquisition (the “Dollar Thrifty Acquisition”) of Dollar Thrifty Automotive Group, Inc., a Delaware corporation (“Dollar Thrifty”), by Hertz Global Holdings, Inc., a Delaware corporation and the parent of Hertz (“Hertz Holdings”), (iii) the sale of Simply Wheelz LLC (the “Advantage Divestiture”), a wholly owned subsidiary of Hertz that operated its Advantage Rent A Car business (“Advantage”), and of selected Dollar Thrifty airport concessions and certain other assets to Adreca Holdings Corp., a subsidiary of Macquarie Capital which is expected to be operated by Franchise Services of North America Inc. (the “Advantage Buyer”), and (iv) the financing of $1,950.0 million to fund the Dollar Thrifty Acquisition (collectively, the “Pro Forma Transactions”), in each case, as if they had occurred on January 1, 2011. The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2012 is presented on a pro forma basis to give effect to (i) the Dollar Thrifty Acquisition, (ii) the Advantage Divestiture and the divestiture of selected Dollar Thrifty airport concessions and certain other assets and (iii) the financing of $1,950.0 million to fund the Dollar Thrifty Acquisition, in each case, as if they had occurred on January 1, 2011. The operating results of Donlen for such period are included in our unaudited consolidated statement of operations for such period, as the acquisition of Donlen was completed on September 1, 2011. The following unaudited pro forma condensed combined balance sheet as of September 30, 2012 is presented on a pro forma basis to give effect to (i) the Dollar Thrifty Acquisition, (ii) the Advantage Divestiture and the divestiture of selected Dollar Thrifty airport concessions and certain other assets and (iii) the financing of $1,950.0 million to fund the Dollar Thrifty Acquisition, in each case, as if they had occurred on September 30, 2012. The effects of the acquisition of Donlen are already reflected in our unaudited condensed consolidated balance sheet as of September 30, 2012. The historical consolidated financial information has been adjusted in the following unaudited pro forma condensed combined financial statements, or the “pro forma financial statements,” to give effect to pro forma events that are (i) directly attributable to the applicable Pro Forma Transactions, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The following pro forma financial statements were derived from and should be read in conjunction with:

•                  the consolidated financial statements of Hertz as of and for the year ended December 31, 2011 and the related notes included in Hertz’s Annual Report on Form 10-K for the year ended December 31, 2011;

•                  the consolidated financial statements of Dollar Thrifty as of and for the year ended December 31, 2011 and the related notes included in Dollar Thrifty’s Annual Report on Form 10-K for the year ended December 31, 2011, which are incorporated by reference in this Form 8-K/A;

•                  the unaudited consolidated financial statements of Hertz as of and for the nine months ended September 30, 2012 and the related notes included in Hertz’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2012;

•                  the unaudited consolidated financial statements of Dollar Thrifty as of and for the nine months ended September 30, 2012 and the related notes included in Dollar Thrifty’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2012, which are incorporated by reference in this Form 8-K/A; and

•                  the consolidated financial statements of Donlen as of and for the year ended August 31, 2011 and the related notes included in Exhibit 99.1 to Hertz’s Current Report on Form 8-K/A filed October 31, 2011.

The pro forma financial statements have been presented for informational purposes only. The pro forma financial statements are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the applicable Pro Forma Transactions been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. There were no material transactions between Hertz and Dollar Thrifty or Donlen during the periods presented in the pro forma financial statements that would need to be eliminated.

The pro forma financial statements have been prepared using the acquisition method of accounting under GAAP, which is subject to change and interpretation. Hertz has been treated as the acquirer in the completed acquisition of Donlen and the Dollar Thrifty Acquisition for accounting purposes. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements.

Acquisition accounting is dependent upon certain valuations and other studies that have not yet been completed (primarily, the final income tax assessments, final valuation of acquired intangible assets and lease contracts), and will not be completed at the time of the preparation of this report. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of preparing the pro forma financial statements and are based upon information available at the time of the preparation of this report. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the pro forma financial statements and the combined company’s future results of operations and financial position.

The pro forma financial statements do not reflect non-recurring income statement items arising directly as a result of the Dollar Thrifty Acquisition, any cost savings or other synergies that the combined company may achieve as a result of the completed acquisition of Donlen or the Dollar Thrifty Acquisition, the costs to integrate the operations of Hertz and Dollar Thrifty or Donlen or the costs necessary to achieve these cost savings and other synergies, other than as reflected in the historical actual results of Hertz in regards to its completed acquisition of Donlen. The effects of the foregoing items could, individually or in the aggregate, materially impact the pro forma financial statements.

Unaudited Pro Forma Condensed Combined

Statement of Operations

For the Year Ended December 31, 2011

(in thousands of dollars)	Hertz	Donlen	Donlen Pro Forma Adjustments (Note 2)	Subtotal	Dollar Thrifty (Note 2)	Dollar Thrifty Pro Forma Adjustments (Note 5)		Sale of Advantage (Note 6(a))	Advantage Pro Forma Adjustments (Note 6(c))	Pro Forma Combined
Revenues:
Car Rental	$6,929,584	$272,611	$(6,464)	$7,195,731	$1,484,324	$(170,999	)(a)	$(178,782)	$72,646	$8,402,920
Equipment Rental	1,208,811	—	—	1,208,811	—	—		—	—	1,208,811
Other	159,985	—	—	159,985	64,604	—		—	—	224,589
Total revenues	8,298,380	272,611	(6,464)	8,564,527	1,548,928	(170,999)		(178,782)	72,646	9,836,320

Expenses:
Direct operating	4,566,378	16,600	—	4,582,978	751,468	(31,696	)(a)	(105,621)	—	5,197,129
Depreciation of revenue earning equipment and lease charges	1,905,739	215,404	—	2,121,143	270,957	(169,504	)(a)(b)	—	—	2,222,596
Selling, general and administrative	745,117	17,276	(6,526)	755,867	187,799	(22,535	)(a)(c)(d)	(9,714)	—	911,417
Interest expense	650,254	5,012	3,287	658,553	78,929	79,472	(e)	—	—	816,954
Interest and other (income) expense, net	56,997	—	—	56,997	(1,467)	—		—	—	55,530
Total expenses	7,924,485	254,292	(3,239)	8,175,538	1,287,686	(144,263)		(115,335)	—	9,203,626

Income (loss) before income taxes	373,895	18,319	(3,225)	388,989	261,242	(26,736)		(63,447)	72,646	632,694
(Provision) benefit for taxes on income	(143,846)	(7,726)	1,258	(150,314)	(101,692)	10,427	(f)	24,744	(28,332)	(245,167)
Net income (loss)	230,049	10,593	(1,967)	238,675	159,550	(16,309)		(38,703)	44,314	387,527
Less: Net income attributable to noncontrolling interest	(19,560)	—	—	(19,560)	—	—		—	—	(19,560)
Net income (loss) attributable to Hertz/Dollar Thrifty common stockholders	$210,489	$10,593	$(1,967)	$219,115	$159,550	$(16,309)		$(38,703)	$44,314	$367,967

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined

Statement of Operations

For the Nine Months Ended September 30, 2012

(in thousands of dollars)	Hertz	Dollar Thrifty (Note 2)	Dollar Thrifty Pro Forma Adjustments (Note 5)		Sale of Advantage (Note 6(a))	Advantage Pro Forma Adjustments (Note 6(c))	Pro Forma Combined
Revenues:
Car Rental	$5,578,544	$1,160,322	$(132,217	)(a)	$(180,956)	$51,162	$6,476,855
Equipment Rental	998,458	—	—		—	—	998,458
Other	125,292	51,928	—		—	—	177,220
Total revenues	6,702,294	1,212,250	(132,217)		(180,956)	51,162	7,652,533

Expenses:
Direct operating	3,545,162	596,463	(26,278	)(a)	(103,052)	—	4,012,295
Depreciation of revenue earning equipment and lease charges	1,594,396	188,368	(45,776	)(a)	—	—	1,736,988
Selling, general and administrative	615,279	148,004	(26,854	)(a)(c)(d)	(5,718)	—	730,711
Interest expense	430,549	45,935	62,595	(e)	—	—	539,079
Interest and other (income) expense, net	(12,802)	(1,334)	—		—	—	(14,136)
Total expenses	6,172,584	977,436	(36,313)		(108,770)	—	7,004,937

Income (loss) before income taxes	529,710	234,814	(95,904)		(72,186)	51,162	647,596
(Provision) benefit for taxes on income	(225,682)	(89,516)	37,403	(f)	28,153	(19,953)	(269,595)
Net income (loss)	304,028	145,298	(58,501)		(44,033)	31,209	378,001
Less: Net income attributable to noncontrolling interest	—	—	—		—	—	—
Net income (loss) attributable to Hertz/Dollar Thrifty common stockholders	$304,028	$145,298	$(58,501)		$(44,033)	$31,209	$378,001

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined

Balance Sheet

As of September 30, 2012

(in thousands of dollars)	Hertz	Dollar Thrifty (Note 2)	Dollar Thrifty Pro Forma Adjustments (Note 5)		Sale of Advantage (Note 6)		Pro Forma Combined
Assets
Cash and cash equivalents	$453,294	$456,869	$(737,033	)(g)	$—		$173,130
Restricted cash and cash equivalents	376,773	250,144	—		—		626,917
Receivables, less allowance for doubtful accounts	1,731,795	128,217	164,464	(a)	17,913	(b)	2,042,389
Inventories, at lower of cost or market	105,982	8,652	—		(1,465	)(a)	113,169
Prepaid expenses and other assets	392,121	63,328	(35,313	)(h)	(448	)(a)	419,688
Revenue earning equipment, net
Cars	10,036,380	1,875,607	(251,614	)(a)(b)(v)	—		11,660,373
Other equipment	2,184,829	—	—		—		2,184,829
Total revenue earning equipment, net	12,221,209	1,875,607	(251,614)		—		13,845,202

Property and equipment, net	1,279,721	97,325	(599	)(i)(a)	(6,221	)(a)	1,370,226
Income taxes receivable	—	4,453	(4,453	)(j)	—		—
Other intangible assets, net	2,531,522	—	1,490,000	(k)	(21,522	)(a)	4,000,000
Goodwill	454,663	—	1,014,417	(l)	—		1,469,080
Total Assets	$19,547,080	$2,884,595	$1,639,869		$(11,743)		$24,059,801

Liabilities and Equity
Accounts payable	$975,098	$47,768	$—		$—		$1,022,866
Accrued liabilities	1,012,188	136,567	(9,796	)(m)(n)	15,555	(b)	1,154,514
Accrued taxes	242,218	—	(38,718	)(f)(j)			203,500
Debt	12,293,232	1,481,137	1,969,336	(o)	—		15,743,705
Public liability and property damage	279,755	82,358	—		—		362,113
Deferred taxes on income	1,783,240	392,524	539,638	(p)	—		2,715,402
Total Liabilities	16,585,731	2,140,354	2,460,460		15,555		21,202,100

Common stock	—	364	(364	)(q)	—		—
Preferred stock	—	—	—		—		—
Additional paid-in capital	3,501,007	956,483	(956,483	)(r)	—		3,501,007
Accumulated (deficit) earnings	(524,848)	142,879	(214,054	)(s)	(27,298	)(b)	(623,321)
Accumulated other comprehensive income (loss)	(14,829)	6,362	(11,537	)(t)	—		(20,004)
Treasury stock	—	(361,847)	361,847	(u)	—		—
Total Hertz/Dollar Thrifty Equity	2,961,330	744,241	(820,591)		(27,298)		2,857,682
Noncontrolling interest	19	—	—		$—		19
Total Equity	2,961,349	744,241	(820,591)		(27,298)		2,857,701
Total Liabilities and Equity	$19,547,080	$2,884,595	$1,639,869		$(11,743)		$24,059,801

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of Pro Forma Transactions

Acquisition of Donlen

On September 1, 2011, Hertz, pursuant to the Agreement and Plan of Merger (the “Donlen Merger Agreement”), dated as of July 12, 2011, by and among Hertz, DNL Merger Corp., an Illinois corporation and wholly-owned subsidiary of Hertz (“Sub”), Donlen, Gary Rappeport, as Shareholder Representative and Subsidiary Shareholder, and Nancy Liace, as Subsidiary Shareholder, acquired the entire equity interest in Donlen and certain of its affiliates. The final closing cash payment for Donlen’s equity was $250.0 million, including $7.7 million to acquire the controlling interest in a Donlen equity investee (GreenDriver, Inc.) and the non-controlling interest in Donlen’s previously partially owned subsidiaries. Additionally, in connection with the acquisition, Donlen’s GN II Variable Funding Note Facility (which is a nonrecourse asset backed securitization financing) remained outstanding and lender commitments thereunder were increased to permit aggregate maximum borrowings of $850.0 million (subject to borrowing base availability). At September 1, 2011, borrowings under this facility amounted to $765.0 million with a floating interest rate of approximately 1.17%.

The Dollar Thrifty Acquisition

On November 19, 2012, Hertz Holdings completed the Dollar Thrifty Acquisition pursuant to the terms of the Agreement and Plan of Merger, dated as of August 26, 2012 (the “Merger Agreement”), with Dollar Thrifty and HDTMS, Inc. (“Merger Sub”), a wholly-owned subsidiary of Hertz. In accordance with the terms of the Merger Agreement, Merger Sub completed a tender offer (the “Tender Offer”) in which it purchased a majority of the shares of Dollar Thrifty common stock then outstanding at a price equal to $87.50 per share in cash. Merger Sub subsequently acquired the remaining shares of Dollar Thrifty common stock by means of a short-form merger (the “Merger”) in which such shares were converted into the right to receive the same $87.50 per share in cash paid in the tender offer. After taking into account Hertz Holdings’ use of approximately $400.0 million of cash and cash equivalents available from Dollar Thrifty, the purchase price for Dollar Thrifty’s common stock was approximately $2.1 billion.

In order to obtain regulatory approval and clearance for the Dollar Thrifty Acquisition, Hertz Holdings agreed to dispose of Advantage, to secure for the Advantage Buyer certain on-airport car rental concessions and related assets at 13 locations where Dollar Thrifty operated at least one of its brands prior to the consummation of the Dollar Thrifty Acquisition (the “Initial Airport Locations”) and to secure for the Advantage Buyer or, in certain cases, one or more other Federal Trade Commission-approved buyers, on-airport car rental concessions at 13 additional locations where Dollar Thrifty operated prior to the consummation of the Dollar Thrifty Acquisition (the “Secondary Airport Locations”).  The Advantage Buyer agreed to assume all of the Secondary Airport Locations.  See Note 5 for a further discussion of the expected impact of the disposition of the Initial Airport Locations and the Secondary Airport Locations.

The Advantage Divestiture

On December 12, 2012, Hertz consummated the Advantage Divestiture, pursuant to which it sold Simply Wheelz LLC, its wholly owned subsidiary that operated our Advantage business, to the Advantage Buyer.  See Note 6 for a further discussion of the expected impact of the disposition of Advantage.

Issuance of the 2020 Notes and the 2022 Notes and Incurrence of Incremental Term Loans

On October 16, 2012, HDTFS, Inc., a wholly owned subsidiary of Hertz (the “Escrow Issuer”), issued $700.0 million in aggregate principal amount of 5.875% Senior Notes due 2020 (the “2020 Notes”) and $500.0 million in aggregate principal amount of 6.250% Senior Notes due 2022 (the “2022 Notes”), each in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended. The proceeds from this issuance were placed in escrow pending consummation of the Dollar Thrifty Acquisition. Contemporaneously with the consummation of the Dollar Thrifty Acquisition, the proceeds from the issuance were released from escrow, the Escrow Issuer merged with and into Hertz, with Hertz continuing as the surviving entity, and Hertz assumed the Escrow Issuer’s obligations under the 2020 Notes, the 2022 Notes and the indenture governing the same. The proceeds of this issuance were used to: (i) finance a portion of the consideration in connection with the Dollar Thrifty Acquisition, (ii) pay off existing indebtedness and other obligations of Dollar Thrifty and its subsidiaries in connection with the Dollar Thrifty Acquisition and (iii) pay fees and other transaction expenses in connection with the Dollar Thrifty Acquisition and related financing transactions.

On October 9, 2012, Hertz entered into an Incremental Commitment Amendment to its March 2011 credit agreement, which had provided for a $1,400.0 million secured term loan facility (the “Senior Term Facility”) with an average interest rate of 3.75% at September 30, 2012. The Incremental Commitment Amendment increased the amount available under the Senior Term Facility by providing for commitments for an additional $750.0 million of incremental terms loans (the “Incremental Term Loans”) under the Senior Term Facility. Contemporaneously with the consummation of the Dollar Thrifty Acquisition, the Incremental Term Loans were fully drawn and the proceeds therefrom were used to: (i) finance a portion of the consideration in connection with the Dollar Thrifty Acquisition, (ii) pay off existing indebtedness and other obligations of Dollar Thrifty and its subsidiaries in connection with the Dollar Thrifty Acquisition and (iii) pay fees and other transaction expenses in connection with the Dollar Thrifty Acquisition and related financing transactions.

2. Basis of Presentation

The pro forma financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. Certain reclassifications have been made to the historical financial statements of Dollar Thrifty to conform with Hertz’s presentation, primarily related to the presentation of (i) interest income, which Dollar Thrifty shows net with interest expense, (ii) inventories, which Dollar Thrifty shows as part of “Prepaid expenses and other assets,” (iii) capitalized software, which Dollar Thrifty shows as a separate line item, but which Hertz includes in “Property and equipment, net” and (iv) the increase (decrease) in the fair value of derivatives which Dollar Thrifty presents as a separate line item, but which Hertz includes in “Selling, general and administrative.”

On September 1, 2011, Hertz acquired Donlen. For purposes of these pro forma financial statements, we have included the historical results of Donlen from January 1, 2011, adjusted for items such as additional amortization expense on acquired intangible assets, additional interest expense associated with debt used to finance the acquisition, the elimination of the recognition of deferred income for items where, as of the acquisition date, there was no future obligation of Donlen to provide products or services associated with the amount reflected on the balance sheet, to eliminate direct costs attributable to the acquisition that are not expected to have a continuing impact on the combined entity’s results and for the income tax effect of the above adjustments. No adjustments for Donlen are necessary for the nine months ended September 30, 2012 statement of operations or the September 30, 2012 balance sheet, as Donlen’s results are already fully integrated into Hertz from the acquisition date forward.

In order to obtain regulatory approval and clearance for the Dollar Thrifty Acquisition, Hertz Holdings agreed to divest its Advantage business.  As such, these pro forma financial statements reflect adjustments to eliminate the results of operations of Advantage for the year ended December 31, 2011 and the nine months ended September 30, 2012, as well as the assets and liabilities of the Advantage business that was sold. Additionally, in order to obtain regulatory approval and clearance for the Dollar Thrifty Acquisition, Hertz Holdings agreed to secure for the Advantage Buyer certain on-airport car rental concessions and related assets at the Initial Airport Locations and the Secondary Airport Locations.  These pro forma financial statements reflect adjustments to eliminate the results of operations as well as the assets and liabilities of the Initial Airport Locations and the Secondary Airport Locations. As part of the agreement with the Advantage Buyer, Hertz Holdings will also be providing financial support to the Advantage Buyer. See Notes 5 and 6 for further discussion of the financial support fees.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the effective time of the Dollar Thrifty Acquisition. ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Hertz may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Hertz’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805 acquisition-related transaction costs (e.g., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs directly related to the Dollar Thrifty Acquisition and incurred by Hertz and Dollar Thrifty for the year ended December 31, 2011, were $14.1 million and $4.6 million, respectively, and for the nine months ended September 30, 2012, were $17.5 million and $5.7 million, respectively, and have been removed from the unaudited pro forma condensed combined statements of operations as they reflect non-recurring charges directly related to the Dollar Thrifty Acquisition. An additional $41 million and $38 million of anticipated costs for Hertz and Dollar Thrifty, respectively, are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to cash and retained earnings.

3. Estimate of Total Acquisition Costs

The following represents total acquisition costs of the Dollar Thrifty Acquisition:

	(In millions, except share and per share amounts)
Dollar Thrifty common stock shares outstanding, less shares owned by Hertz at September 30, 2012	27,585
Cash per share	$87.50
Cash consideration for outstanding shares	2,413.7
Value of Dollar Thrifty stock options to be settled in cash	104.9	(a)
Value of Dollar Thrifty performance unit share awards and restricted stock units to be settled in cash	30.9	(b)
Option exchange	0.5
Payment for shares to execute top-up option	0.2
Total cash consideration transferred	2,550.2
Dollar Thrifty common stock shares previously owned by Hertz at September 30, 2012	41.4
Total acquisition costs	$2,591.6

(a)                                 Represents the cash consideration paid to holders of Dollar Thrifty stock options. At the date the Tender Offer was completed, the holders of each stock option were entitled to receive a lump sum cash payment equal to the product of 1) the number of shares of Dollar Thrifty common stock subject to such award and 2) the excess, if any, of $87.50 over the exercise price per share of Dollar Thrifty common stock. In accordance with ASC 805, the fair value of outstanding Dollar Thrifty stock options, which are immediately vested upon consummation of the Tender Offer, has been attributed to precombination service and included in the consideration transferred.

(b)                                 Represents the cash consideration paid to holders of Dollar Thrifty performance units and restricted stock units for service prior to the consummation of the Tender Offer. At the date the Tender Offer was completed, the holders of each performance unit and each restricted stock unit became fully vested in such award and were entitled to receive a lump sum cash payment equal to the product of (1) the number of shares of Dollar Thrifty common stock subject to such award (in the case of performance units, as if performance was achieved at the target level) and (2) $87.50. ASC 805 requires that cash payments made to settle vested awards attributable to precombination service be included in the consideration transferred. Additionally, approximately $13.2 million in payments associated with performance units and restricted stock units associated with post-combination services have been expensed after consummation of the Tender Offer.

4. Purchase Price Allocation

The following table summarizes the preliminary allocation of the purchase price (including Dollar Thrifty common stock shares previously owned by Hertz) of $2,591.6 million to the estimated fair value of the assets acquired and liabilities assumed by Hertz in the Dollar Thrifty Acquisition:

(In millions)
Cash and cash equivalents	$456.9
Restricted cash	250.1
Accounts receivable	128.2
Inventories	8.7
Prepaid expenses and other assets	46.1
Revenue Earning Equipment	1,788.5
Property, plant and equipment	96.7
Identifiable intangible assets	1,490.0
Other assets	11.2
Goodwill	1,014.4
Accounts payable	(47.8)
Debt	(1,500.5)
Accrued liabilities	(218.8)
Deferred income tax	(932.1)
Net Assets acquired	$2,591.6

The identifiable intangible assets of $1,490.0 million consist of $1,140.0 million of trade names with an indefinite life and $350.0 million of concession agreements. The concession agreements will be amortized over their expected useful lives of 9 years. The estimated goodwill reflected on this pro forma balance sheet is calculated as if the transaction had occurred as of the pro forma balance sheet date and therefore, will be different from the final goodwill reflected based on the net assets acquired at closing. The goodwill recorded in connection with this transaction is not deductible for income tax purposes.

The amounts above are considered preliminary and are subject to change once Hertz receives certain information (primarily, the final income tax assessments, final valuation of acquired intangible assets and lease contracts) it believes is necessary to finalize its determination of the fair value of assets acquired and liabilities assumed under the acquisition method. Thus these amounts are subject to refinement, and additional adjustments to record fair value of all assets acquired and liabilities assumed. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the pro forma financial statements and the combined company’s future results of operations and financial position.

5. Pro Forma Adjustments

Adjustments included in the column under the heading “Dollar Thrifty Pro Forma Adjustments” represent the following:

(a)                                 In order to obtain regulatory approval and clearance for the Dollar Thrifty Acquisition, Hertz Holdings agreed to secure for the Advantage Buyer certain on-airport car rental concessions and related assets at the Initial Airport Locations and at the Secondary Airport Locations.  These pro forma financial statements reflect adjustments to eliminate the results of operations of the Initial Airport Locations and the Secondary Airport Locations for the year ended December 31, 2011 and the nine months ended September 30, 2012, as well as the assets and liabilities (if any) of the Initial Airport Locations and the Secondary Airport Locations that are subject to divestiture.  Further, these pro forma financial statements also reflect the effects of the vehicles expected to be sold as part of the disposition of the Initial Airport Locations and the Secondary Airport Locations.

(b)                                 To adjust the fair value of acquired revenue earning equipment and to adjust depreciation expense due to fair value adjustment related to revenue earning equipment.

(c)                                  To adjust amortization expense for the estimated amortization expense of concessions intangible assets acquired, with an estimated fair value of $350.0 million and an estimated useful life of 9 years.

(d)                                 To eliminate advisory, legal, regulatory and one time retention costs incurred by Dollar Thrifty totaling $18.7 million and $23.2 million for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively, that are directly attributable to the Dollar Thrifty Acquisition but that are not expected to have a continuing impact on the combined company’s results.  See Note 2 for a further explanation.

(e)                                  To adjust interest expense as follows:

	Year Ended December 31, 2011	Nine Months Ended September 30, 2012
	(In millions)
Amortization of the fair value adjustment to debt	$(7.8)	$(5.8)
Elimination of interest expense due to the extinguishment of Dollar Thrifty’s existing non-vehicle debt(i)	(3.3)	(3.1)
Elimination of amortization of deferred financing costs	(13.7)	(6.7)
Interest expense associated with the new debt used to finance the Dollar Thrifty Acquisition(ii)	104.3	78.2
Total	$79.5	$62.6

(i)                                     Reflects elimination of commitment fees related to Dollar Thrifty’s revolving credit facility and the elimination of Dollar Thrifty’s letter of credit fees relating to Dollar Thrifty’s letters of credit outstanding at the end of the relevant periods offset by assumption that the outstanding balance of Dollar Thrifty’s letters of credit at the end of the relevant periods were issued under the terms of Hertz’s Senior ABL Facility in effect as at September 30, 2012 for the entire duration of the relevant periods.

(ii)           Includes amortization of deferred financing costs associated with the new debt used to finance the Dollar Thrifty Acquisition.

(f)                                   To record the preliminary estimated tax effect of the pro forma adjustments.  Hertz has generally assumed a 39% tax rate when estimating the tax impacts of the Dollar Thrifty Acquisition, representing the statutory tax rate for Hertz. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-Dollar Thrifty Acquisition activities, cash needs and the geographical location of businesses.

(g)                                  To adjust cash and cash equivalents, as follows:

(In millions)
Offer Price(i) (see Note 3)	$(2,550.2)
New debt used to finance the Dollar Thrifty Acquisition	1,950.0
Financing costs associated with new debt used to finance the Dollar Thrifty Acquisition	(30.2)
Estimate of future acquisition-related transaction costs (primarily investment banking and legal fees)	(78.8)
Accrued related transaction costs	(12.8)
Additional cash payments for performance units and restricted stock units not included in consideration (see Note 3b)	(13.3)
Retention bonus	(1.7)
Total	$(737.0)

(i)                                     Hertz paid the cash consideration for the Dollar Thrifty Acquisition from available cash balances, borrowings under the Incremental Term Loans for $750.0 million, and the issuance of the 2020 Notes and 2022 Notes for $1,200.0 million (See Note 1—“Description of Pro Forma Transactions”).

For purposes of these pro forma financial statements, Dollar Thrifty has established a retention program with a pool of approximately $6.9 million for Dollar Thrifty employees who are not executive officers and that 25% of the approximately $6.9 million charge was paid upon completion of the Dollar Thrifty Acquisition and 75% will be payable upon completion of a six-month requisite service period following the completion of the Dollar Thrifty Acquisition. Based on those assumptions, Hertz will incur charges following the Dollar Thrifty Acquisition of approximately $3.8 million in relation to this retention program.

(h)                                 To adjust prepaid expenses and other assets, as follows:

(In millions)
Eliminate unamortized deferred financing fees	$(17.1)
Eliminate Rabbi trust plan (prefunding) associated with deferred compensation	(7.0)
Record deferred financing costs associated with new debt used to finance the Dollar Thrifty Acquisition	30.2
Eliminate Dollar Thrifty common shares previously held by Hertz at September 30, 2012	(41.4)
Total	$(35.3)

(i)                                     To adjust the fair value of acquired real estate property.

(j)                                    For the pro forma condensed combined balance sheet, Dollar Thrifty’s “Income taxes receivable” line item, which is presented as a separate line item, has been reclassified and included in Hertz’s “Accrued taxes” in the Dollar Thrifty Pro Forma Adjustments column.

(k)                                 To record intangible assets acquired at an estimated fair value of $1,490.0 million. (see Note 4).

(l)                                     To record an estimate of acquisition date goodwill, including the acquisition date fair value of previously held Dollar Thrifty shares (see Note 5(h)).

(m)                             To reflect the settlement of retention bonus accrual, deferred compensation expense and reclassification of accrued merger related costs to offset cash and cash equivalents.

(n)                                 To reflect the estimated support fees that Hertz Holdings is obligated to provide to the owner or buyers of the Secondary Airport Locations. These amounts are not included as a component of consideration transferred but are accounted for as post-combination expenses.

(o)                                 To adjust debt, as follows:

(In millions)
Adjustment to record Dollar Thrifty debt to fair value on acquisition date	$19.3
Amount of new debt assumed to finance the Dollar Thrifty Acquisition	1,950.0
Total	$1,969.3

(p)                                 To record the preliminary estimated deferred tax impact of the pro forma adjustments calculated at the assumed rate of 39%, to reverse deferred tax asset of $3.4 million associated with deferred compensation assumed to be paid by Dollar Thrifty prior to closing, and to reverse deferred tax liability of $3.3 million recorded on Hertz related to gains recorded in accumulated other comprehensive income, on Dollar Thrifty common shares previously held.

(q)                                 To eliminate Dollar Thrifty’s common stock, at par.

(r)                                    To eliminate Dollar Thrifty’s additional paid-in-capital.

(s)                                   To adjust accumulated deficit, as follows:

(In millions)
Eliminate Dollar Thrifty’s retained earnings	$(142.9)
Estimated remaining Dollar Thrifty Acquisition related transaction costs assumed to be non-recurring, net of tax	(59.7)
Reflect gains and related deferred taxes associated with Dollar Thrifty shares previously held by Hertz at September 30, 2012	8.4
Record the impact of post-combination expenses related to support fees associated with the divestiture of the Secondary Airport Locations	(11.8)
Record Impact of post-combination expense related to performance units and restricted stock units, net of tax	(8.1)
Total	$(214.1)

(t)                                    To eliminate Dollar Thrifty’s accumulated other comprehensive income of $6.4 million and Hertz’s gains recorded on Dollar Thrifty’s common shares previously owned of $5.1 million.

(u)                                 To eliminate Dollar Thrifty’s treasury stock.

(v)                                 To adjust Dollar Thrifty’s revenue earning equipment reserve balance on acquisition date for the purpose of accounting policy conformity with Hertz.

6. Advantage

(a)                                 In order to obtain regulatory approval and clearance for the Dollar Thrifty Acquisition, Hertz Holdings agreed to divest its Advantage business.  As such, these pro forma financial statements reflect adjustments to eliminate the results of operations of Advantage for the year ended December 31, 2011 and the nine months ended September 30, 2012, as well as the assets and liabilities of the Advantage business that was sold.

(b)                                 Hertz Holdings agreed to sell its Advantage business and selected Dollar Thrifty Initial Airport Locations to the Advantage Buyer for $16.0 million, plus the value of current assets as of the closing date, which is estimated to be $1.9 million at September 30, 2012 for purposes of these pro forma financial statements, and Hertz Holdings will also be providing financial support to the Advantage Buyer in the amount of $17.0 million (with the present value of $15.6 million). As such, these amounts have been reflected as an addition to Receivables, less allowance for doubtful accounts, and Accrued liabilities, respectively, on the pro forma condensed combined balance sheet.

(c)                                  As part of the agreement to sell Advantage, Hertz Holdings agreed to lease and sublease vehicles to the Advantage Buyer for use in continuing the operations of Advantage, for a period no longer than two years. As such, these pro forma financial statements include an estimated amount of leasing revenue to be earned by Hertz Holdings from leasing these vehicles to the Advantage Buyer and the related income tax impact. The depreciation and other expenses associated with the vehicles being leased to the Advantage Buyer have not been eliminated from the pro forma financial statements, as their costs remain as part of Hertz Holdings’ ongoing operations associated with owning such vehicles.

The pro forma financial statements do not reflect Hertz’s expected realization of any cost savings or other synergies, other than as reflected in the historical actual results of Hertz in regards to its completed acquisition of Donlen. These savings and synergies are expected in direct operating, depreciation of revenue earning equipment and selling, general and administrative functions. Although Hertz management expects that cost savings and other synergies will result from the Dollar Thrifty Acquisition, there can be no assurance that these cost savings and other synergies will be achieved. The pro forma financial statements also do not reflect estimated restructuring and integration charges associated with the expected cost savings or other synergies, other than as reflected in the historical actual results of Hertz in regards to its completed acquisition of Donlen. Additionally, assumed severance charges for Dollar Thrifty senior management of approximately $30.0 million are not reflected in the pro forma financial statements, and will be expensed as incurred. Hertz realized a loss (before income taxes) of approximately $30.0 million, including support fees to the Advantage Buyer as described in Note 6(b) as a result of the Advantage Divestiture. This loss excludes acquisition related expenses included in the financial statements of Hertz through September 30, 2012. This estimated loss associated with the Advantage Divestiture is preliminary and subject to further adjustment based on a number of factors.